UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
November 17, 2014

Pioneer Financial Services, Inc.
(Exact name of registrant as specified in its charter)

Missouri	333-103293	44-0607504
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

4700 Belleview Avenue, Suite 300, Kansas City, Missouri	64112
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code: (816) 756-2020

Not Applicable
(Former name, former address and former fiscal year, if
changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

  Item 1.01 Entry Into a Material Definitive Agreements.
On November 17, 2014, Pioneer Financial Services, Inc. (the “Company”) entered into the thirty-ninth amendment (the “Amendment”) to the Secured Senior Lending Agreement (“SSLA”) with the lenders listed on the SSLA and UMB Bank, N.A. (the “Agent”). The Amendment includes the addition of newly defined terms and their definitions to the SSLA, acknowledgment by the lenders of the voluntary remediation plan to proactively address regulatory matters identified by the Office of the Comptroller of the Currency (“OCC”) and waivers for Events of Default. The Amendment: (1) is deemed to constitute adequate and timely notice to the Agent and the lenders of the voluntary remediation plan, events and occurrences described in the Amendment as required by Section 6.11 of the SSLA; (2) waives the right to declare an Event of Default as the result of the breach of (i) Section 6.16 of the SSLA, which relates to the Company’s operation of their businesses in a prudent, efficient and profitable manner consistent with past practices, as a result of the events described in the Amendment, (ii) Section 7.6 of the SSLA for the 12-month period ending September 30, 2014, which relates to the requirement that the Company not have a negative consolidated net income for any fiscal year end, (iii) Section 10.10 of the SSLA, as a result of the Change of Control caused by Joe Freeman's resignation as President and Chief Executive Officer of the Company, and (iv) Section 10.16 of the SSLA, which relates to the Company’s suffering a "Material Adverse Effect" (defined as $500,000 or more), as a result of the Company’s failure to have positive net income for the fiscal year ending September 30, 2014.

On November 17, 2014, the Company and the listed affiliated entities entered into the fourth amended and restated Non-Recourse Loan Sale and Master Services Agreement (the “LSMS Agreement”) with MidCountry Bank (“MCB”) and the Agent. Effective on October 1, 2014, the Company will pay fees for services under the LSMS Agreement that include: (1) a loan origination fee of $26.00 for each loan (not including retail installment contracts) originated by MCB and sold to the Company; (2) an annual base fee of $500,000 paid in equal monthly installments; (3) a monthly serving fee of 0.496% (5.95% annually) of the outstanding principal balance of loans serviced as of the last day of the prior month end; (4) a monthly special services fee at a rate of 125% of the cost for such services rendered in specific areas not included in the LSMS Agreement; and (5) a one-time implementation fee of $1,650,000 to be paid to MCB for the costs to implement the new consumer lending system and its related system and infrastructure. The implementation fee is to be paid over five monthly installments.

The foregoing summary of the Amendment, LSMS Agreement and the exhibits thereto is not complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is attached hereto as Exhibits 10.1 and 10.2 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

Pursuant to the rules and regulations of the SEC, the Company has filed the Amendment and the exhibits thereto as exhibits to this current report on Form 8-K. The Amendment contains a reaffirmation of representations, warranties and covenants by the parties and other factual information about the Company, MCB or MidCountry Financial Corp. or their respective businesses or operations. The reaffirmations of these representations, warranties covenants and other factual statements: (i) have been made solely for the benefit of the other party or parties to such agreements; (ii) were made only as of the date of such agreements or such other date(s) as expressly set forth in such agreements and are subject to more recent developments, which may not be fully reflected in our public disclosure; (iii) may have been subject to qualifications with respect to materiality, knowledge and other matters, which qualifications modify, qualify and create exceptions to the representations, warranties and covenants in the agreements; (iv) may be qualified by disclosures made to such other party or parties in connection with signing such agreements, which disclosures contain information that modifies, qualifies and creates exceptions to the representations, warranties and covenants in such agreements; (v) have been made to reflect the allocation of risk among the parties to such agreements rather than establishing matters as facts; and (vi) may apply materiality standards different from what may be viewed as material to investors. Accordingly, these representations, warranties, covenants and statements of fact should not be relied upon by investors as they may not describe our actual state of affairs as of November 17, 2014 or as of the date of filing this current report on Form 8-K.

Exhibit No.	Description of Exhibit
10.1	Amendment No. 39 dated November 17, 2014 to Secured Senior Lending Agreement dated as of June 12, 2009, among Pioneer Financial Services, Inc., the listed lenders and UMB Bank, N.A.
10.2
Fourth Amended and Restated Non-Recourse Loan Sale and Master Services Agreement, dated November 17, 2014, among Pioneer Financial Services, Inc. and its listed affiliates, MidCountry Bank, through its Consumer Banking Division, and UMB Bank, N.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Name	Title	Date

/s/ Timothy L. Stanley	Chief Executive Officer, Vice Chairman of the	November 21, 2014
Timothy L. Stanley	Board (Principal Executive Officer)